REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 99.1

To the Board of Directors and Stockholders of

US LEC Corp.

Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of US LEC Corp. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of US LEC Corp. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 3, 2006

US LEC Corp. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

	December 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$30,704	$48,232
Restricted cash	67	169
Accounts receivable (net of allowance of $10,349 and $10,137 at December 31, 2005 and December 31, 2004, respectively)	49,841	60,745
Prepaid expenses and other assets	9,289	10,575

Total current assets	89,901	119,721
Property and Equipment, Net	144,350	158,617
Other Assets	18,101	19,973

Total Assets	$252,352	$298,311

Liabilities and Stockholders’ Deficiency
Current Liabilities
Accounts payable	$9,125	$13,593
Notes payable	—	980
Accrued network costs	20,252	28,730
Commissions payable	984	7,873
Accrued expenses—other	31,567	20,860
Deferred revenue	14,292	13,573
Deferred income taxes	2,792	1,507

Total current liabilities	79,012	87,116

Long-Term Debt	149,438	149,288
Other Liabilities	5,879	6,053

Commitments and Contingencies (Note 7)

Series A Mandatorily Redeemable Convertible Preferred Stock (10,000 authorized shares, 281 and 265 shares issued with redemption values of $281,167 and $264,911 at December 31, 2005 and 2004, respectively) (Note 6)	278,037	261,158

Stockholders’ Deficiency
Common stock-Class A, $.01 par value (122,925 authorized shares, 30,751 and 30,283 shares outstanding at December 31, 2005 and December 31, 2004)	307	303

Additional paid-in capital (Note 10)	93,181	92,368
Retained deficit	(353,502)	(297,975)

Total stockholders’ deficiency	(260,014)	(205,304)

Total Liabilities and Stockholders’ Deficiency	$252,352	$298,311

See notes to consolidated financial statements

US LEC Corp. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2005, 2004, and 2003

(In Thousands, Except Per Share Data)

	2005	2004	2003
Revenue	$387,738	$356,181	$310,825
Network Expenses	186,924	171,292	148,699
Depreciation and Amortization	50,668	49,851	48,374
Selling, General and Administrative Expenses	148,902	139,231	126,267
Recovery of Doubtful Accounts related to WorldCom (Note 7)	—	—	(5,867)
Charge Related to Carrier Access Disputes (Note 7)	23,292	—	—

Loss from Operations	(22,048)	(4,193)	(6,648)
Other (Income) Expense
Other Income	(202)	—	(267)
Charges Related to Early Extinguishment of Debt (Note 5)	—	4,416	—
Interest Income	(1,003)	(581)	(418)
Interest Expense (Note 6)	17,805	11,734	8,577

Net Loss	(38,648)	(19,762)	(14,540)

Less: Preferred Stock Dividends (Note 6)	16,256	15,316	14,431
Less: Accretion of Preferred Stock Issuance Cost (Note 6)	623	587	553

Net Loss Attributable to Common Stockholders	$(55,527)	$(35,665)	$(29,524)

Net Loss Attributable to Common Stockholders Per Common Share (Note 11):
Basic and Diluted	$(1.83)	$(1.19)	$(1.08)

Weighted Average Number of Shares Outstanding (Note 11):
Basic and Diluted	30,399	29,927	27,392

See notes to consolidated financial statements

US LEC Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	2005	2004	2003
Operating Activities
Net loss	$(38,648)	$(19,762)	$(14,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	50,668	49,851	48,374
Charges related to early extinguishment of debt	—	4,416	—
Accretion of debt	150	509	628
Accretion of lease exit costs	70	73	—
Other Income	(45)	118	255
Recovery for significant receivables, net	—	—	(5,867)
Charge related to carrier access disputes	23,292	—	—
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(12,260)	(12,451)	16,587
Notes receivable	(150)	—	—
Prepaid expenses and other assets	1,436	202	(1,677)
Other assets	(24)	1,522	384
Accounts payable	(289)	2,712	(1,442)
Deferred revenue	718	(473)	1,165
Accrued network costs	(8,452)	3,642	(1,864)
Customer commissions payable	(4,288)	(7,586)	10,695
Other liabilities—noncurrent	(392)	(881)	(352)
Accrued expenses—other	5,950	3,327	2,987

Net cash provided by operating activities	17,736	25,219	55,333

Investing Activities
Purchase of property and equipment	(34,954)	(33,395)	(35,767)
Businesses and assets acquired	(34)	(2,321)	(8,686)
Proceeds from insurance claim	202	—	2,256
Increase (decrease) in restricted cash	148	(8)	(5)

Net cash used in investing activities	(34,638)	(35,724)	(42,202)

Financing Activities
Issuance of common shares	—	—	9,200
Proceeds from exercise of stock options, warrants, and ESPP	817	1,458	1,312
Proceeds from issuance of subordinated notes and related warrants	—	—	350
Proceeds from long-term debt	—	149,250	—
Payments on long-term debt	—	(128,330)	(6,358)
Payments on notes payable	(980)	(1,300)	—
Payment for deferred loan fees	(463)	(5,467)	(224)

Net cash provided by (used in) financing activities	(626)	15,611	4,280

Net (Decrease) Increase in Cash and Cash Equivalents	(17,528)	5,106	17,411
Cash and Cash Equivalents, Beginning of Period	48,232	43,126	25,715

Cash and Cash Equivalents, End of Period	$30,704	$48,232	$43,126

Supplemental Cash Flow Disclosures
Cash Paid for Interest	$17,033	$7,565	$8,976

Cash Paid for Income Taxes	$—	$—	$—

Supplemental Noncash Investing and Financing Activities:
At December 31, 2005, 2004, and 2003, $3,537, $7,677 and $1,767, respectively, of property and equipment additions are included in outstanding accounts payable.
During fiscal year 2003 the Company issued approximately 2,153 shares of common stock in connection with a private placement offering and the acquisition of Fastnet.

See notes to consolidated financials statements.

US LEC Corp. and Subsidiaries

Consolidated Statements of Stockholders’ Deficiency

For the years ended December 31, 2005, 2004 and 2003

(In Thousands)

	Common Stock		Common Stock		Additional Paid-In Capital	Retained Deficit	Total
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2002	26,895	$269	—	$—	$78,526	$(232,786)	$(153,991)
Exercise of stock options and warrants	253	2			379		381
Issuance of ESPP Stock	376	4			949		953
Private Placement of Class A Common Stock	2,000	20			9,180		9,200
Shares Issued Related to Fastnet Acquisition	153	2			998		1,000
Preferred Stock Dividends						(14,431)	(14,431)
Accretion of Preferred Stock Issuance Fees						(553)	(553)
Issuance of Warrants (Note 3)					820		820
Net Loss						(14,540)	(14,540)

Balance, December 31, 2003	29,677	$297	—	$—	$90,852	$(262,310)	$(171,161)
Exercise of stock options and warrants	227	2			295		297
Issuance of ESPP Stock	379	4			1,157		1,161
Private Placement of Class A Common Stock					64		64
Preferred Stock Dividends						(15,316)	(15,316)
Accretion of Preferred Stock Issuance Fees						(587)	(587)
Net Loss						(19,762)	(19,762)

Balance, December 31, 2004	30,283	$303	—	$—	$92,368	$(297,975)	$(205,304)
Exercise of stock options	10				24		24
Issuance of ESPP Stock	458	4			789		793
Preferred Stock Dividends						(16,256)	(16,256)
Accretion of Preferred Stock Issuance Fees						(623)	(623)
Net Loss						(38,648)	(38,648)

Balance, December 31, 2005	30,751	$307	—	$—	$93,181	$(353,502)	$(260,014)

See notes to consolidated financials statements.

US LEC Corp. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2005, 2004 and 2003

(In Thousands, Except Per Share Data and Number of Customers)

1.	ORGANIZATION AND NATURE OF BUSINESS

The consolidated financial statements include the accounts of US LEC Corp. and its wholly owned subsidiaries (the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation. The Company was incorporated in 1996 and in 1998 completed an initial public offering of its common stock.

The Company, through its subsidiaries, provides integrated voice, data and Internet services to approximately 26,000 mid-to-large-sized business customers throughout the eastern United States. The Company also provides shared Web hosting and dial-up Internet services to approximately 12,000 additional residential and small business customers.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition—The Company recognizes revenue on telecommunications services in the period that the service is provided. Revenue is recognized when earned based upon the following specific criteria: (1) persuasive evidence of arrangement exists (2) services have been rendered (3) seller’s price to the buyer is fixed or determinable and (4) collectibility is reasonably assured. US LEC’s revenue is comprised of two primary components: (1) fees paid by end customers for voice, data and Internet services, and (2) carrier charges primarily including access and reciprocal compensation. End customer revenue is comprised of monthly recurring charges, usage charges, and initial non-recurring charges. Monthly recurring charges include the fees paid by customers for facilities in service and additional features on those facilities. Usage charges consist of usage-sensitive fees paid for calls made. Initial non-recurring charges consist primarily of installation charges. Access charges are comprised of charges paid primarily by inter-exchange carriers (‘IXCs”), competitive local exchange carriers (“CLECs”) and incumbent local exchange carriers (“ILECs”) for the origination and termination of inter-exchange toll and toll-free calls. Reciprocal compensation arises when a local exchange carrier completes a call that originated on another local exchange carrier’s network. Reciprocal compensation that is earned as revenue from other local exchange carriers represents compensation for local telecommunications traffic terminated on the Company’s network that originates on another carrier’s network.

Certain revenues are recorded net of amounts that are due to other parties, primarily customers pursuant to each respective telecommunications service arrangement with whom the Company is required to share related access revenue. For the years ended December 31, 2005, 2004 and 2003, revenue amounts allocated under these arrangements of $2,480, $6,466 and $29,051, respectively, are netted with gross carrier revenues in the accompanying consolidated financial statements. The Company records these arrangements on a net basis primarily because of the passage of credit risk to their participating customers. In 2005 and 2004, the amounts payable to participating customers in connection with these arrangements, and the associated contra revenue, was reduced by $4,190 and $7,500, respectively, primarily as a result of reductions in amounts collected from carriers for access revenue and related settlement costs.

When an end customer terminates its contract with the Company prior to its contractual term, the Company is entitled to collect an early termination fee from the customer. Revenues associated with early termination fees are recognized when payment is received. Revenue related to billings in advance of providing services is deferred and recognized when the services are provided.

The Company defers amounts billed for non-recurring installation costs for new contracts with end customers and with other carriers. The Company is amortizing this revenue over the average initial term of the related contracts. As of December 31, 2005 and 2004, the Company had $1,228 and $1,595, respectively, of such installation costs recorded in Deferred Revenue as a current liability on the accompanying Consolidated Balance Sheets. In addition, the Company had $997 and $1,465 as of December 31, 2005 and 2004, respectively, recorded in Other Liabilities for the non-current portion of the deferred installation revenue.

Network Expenses—The Company’s network expenses are comprised primarily of two types of charges: leased transport charges which comprised approximately 77%, 78%, and 75% of the Company’s network expenses and usage sensitive charges which comprised approximately 23%, 22% and 25% of the Company’s network expenses for the years ended December 31, 2005, 2004 and 2003, respectively. The Company’s leased transport charges are the lease payments incurred by US LEC for the transmission facilities used to connect the Company’s customers to the Company-owned switch that services that customer, to connect the Company’s network and to connect to the ILEC and other carrier networks. The Company does not currently own any fiber or copper transport facilities. These facilities are leased from various providers including, in many cases, the ILEC. Usage sensitive charges are primarily comprised of charges associated with the Company’s long distance, access charges and reciprocal compensation owed to other carriers.

The Company accrues network costs based upon management’s estimate of network expenses for periods for which bills have not yet been received or paid by the Company. Management’s estimate is developed from the number of lines and facilities in service, minutes of use and contractual rates charged by each respective service provider. Subsequent adjustments to this estimate result when actual costs are billed by the service provider to the Company.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of purchase.

Restricted Cash—The restricted cash balance as of December 31, 2005 and 2004 serves to secure the Company’s performance of obligations under letters of credit to support leases or as deposits in restricted use accounts. These letters of credit renew annually.

Accounts Receivable—The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers’ or carriers’ failure to make payments on amounts due to the Company. These estimates are based on a number of factors including 1) historical experience, 2) aging of trade accounts receivable, 3) amounts disputed and the nature of the dispute, 4) bankruptcy, 5) general economic, industry or business information and 6) specific information obtained by the Company on the financial condition and current credit worthiness of customers or carriers.

Deferred Customer and Network Installation Costs—The Company incurs and capitalizes certain costs in connection with the required expansion of its telecommunications network infrastructure to provide service to new customers. These costs are comprised of payments for equipment and services provided by external parties in connecting the telecommunication systems of new customers to the Company’s telecommunication platform as well as expenditures for expanding the network when customer growth requires capacity enhancements. These two types of costs are referred to as customer installation costs and network installation costs, respectively. Customer installation costs represent incremental direct costs to enhance the Company’s telecommunications network to allow the Company to provide services to new customers under contract. These costs result directly from entering into a new customer contract and would not have been incurred by the Company had a new contract not been entered into. These costs are amortized over the average initial term of open contracts, which is currently 30 months.

Network installation costs are paid to local exchange carriers and IXCs for installing circuits and trunks to insure adequate capacity on the Company’s network to serve existing and new customers. Network installation costs are amortized over 60 months, the expected useful life of the circuits and trunks that are installed.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, except for leasehold improvements as noted below.

The estimated useful lives of the Company’s principal classes of property and equipment are as follows:

Telecommunications switching and other equipment	5 - 9 years
Office equipment, furniture and other	5 years
Leasehold improvements	The lesser of the estimated useful lives or the lease term

The Company capitalized $522 and $641 in payroll related costs during the years ended December 31, 2005 and 2004, respectively, in accordance with the AICPA Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” These costs are amortized over five years.

Long-Lived Assets—The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Determination of impairment results from a comparison of estimated undiscounted future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

Intangible Assets—The Company has intangible assets in the form of goodwill, customer relationships and marketing related assets. These intangible assets were initially recognized based on their fair values in connection with acquisitions. Goodwill is tested for impairment on an annual basis at the end of the fiscal year or when there are indicators that impairment of goodwill may have incurred. Customer relationships and marketing assets are amortized on a straight-line basis over their estimated useful lives, ranging from 3-5 years at approximately $2,000 per year beginning in 2004. These intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Included in Other Assets in the accompanying consolidated balance sheets are other identifiable intangible assets (primarily customer relationship and marketing related assets) and goodwill of $4,873 and $651, and $7,309 and $651 as of December 31, 2005 and 2004, respectively.

Debt Issuance Cost—The Company capitalizes costs associated with securing long-term debt and amortizes such costs over the term of the debt agreement using the straight-line method which approximates the interest method. The Company had deferred debt issuance costs (net of accumulated amortization of $1,411 and $281) of $4,592 and $5,273 as of December 31, 2005 and 2004, respectively, recorded in other assets on the accompanying consolidated balance sheets that are being amortized over the life of the related debt agreement. (See Note 5)

Fair Value of Financial Instruments—Management believes the fair values of the Company’s financial instruments, including cash equivalents, restricted cash, accounts receivables, accounts payable, and accrued network costs approximate their carrying value. In addition, because long-term debt consists of variable rate instruments, management believes the carrying values approximate fair values.

Income Taxes—Income taxes are provided for temporary differences between the tax and financial accounting basis of assets and liabilities using the liability method. The tax effects of such differences, as reflected in the balance sheet, are at the enacted tax rates expected to be in effect when the differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized and are reversed at such time that realization is believed to be more likely than not.

Concentration of Risk—The Company is exposed to concentration of credit risk principally from trade accounts receivable due from end customers and carriers. The Company’s end customers are located in the eastern United States. The Company performs ongoing credit evaluations of its end customers but does not require collateral deposits from a majority of its end customers. The Company is exposed to additional credit risk due to the fact that the Company’s most significant trade receivables are from a few large telecommunications carriers.

The Company is dependent upon certain suppliers for the provision of telecommunications services to its customers. The Company has executed interconnection agreements for all states in which it provides local phone service.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates relate to revenue recognition, the allowance for doubtful accounts receivable, estimated end customer contract life, the valuation of intangible assets, accrual of network costs payable to other telecommunications entities, including estimated amounts accrued for pending disputes with other carriers, income tax valuation allowance, and conclusions regarding the impairment of and the estimated useful lives of fixed assets. Any difference between the amounts recorded and amounts ultimately realized or paid will be adjusted prospectively as new facts become known.

Advertising—The Company expenses advertising costs in the period incurred. Advertising expense amounted to $3,415, $2,489 and $1,628 for 2005, 2004 and 2003, respectively.

Stock Based Compensation—The Company measures the compensation cost of its stock plans under the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”. Under the provisions of APB No. 25, compensation cost is measured based on the intrinsic value of the equity instrument awarded. Under the provisions of SFAS No. 123, compensation cost is measured based on the fair value of the equity instrument awarded.

Had compensation cost for the employee stock plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would approximate the following proforma amounts:

	2005	2004	2003
Net loss, as reported	$(38,648)	$(19,762)	$(14,540)
Preferred dividends	(16,256)	(15,316)	(14,431)
Accretion of preferred stock issuance fees	(623)	(587)	(553)

Net loss attributable to common stockholders, as reported	(55,527)	(35,665)	(29,524)
Add: Stock-based employee compensation expense included in reported net income	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,823)	(6,357)	(8,174)

Pro forma net loss	$(57,350)	$(42,022)	$(37,698)

Weighted average shares outstanding	30,399	29,927	27,392

Net loss per share:
Basic and diluted, as reported	$(1.83)	$(1.19)	$(1.08)

Basic and diluted, pro forma	$(1.89)	$(1.40)	$(1.38)

The Company estimated the fair value for stock options using the Black-Scholes model assuming no dividend yield; volatility of 80%, an average risk-free interest rate of 4.35%, 3.63%, and 3.25% for 2005, 2004 and 2003, respectively, an expected life of 5.1, 5.1, and 5.2 years for 2005, 2004 and 2003, respectively. The weighted average remaining contractual life of stock options outstanding at December 31, 2005 was 7.6 years.

The company estimated the fair value of the Employee Stock Purchase Plan for 2005, using the Black-Scholes model assuming no dividend yield, volatility of 80%, an average risk-free interest rate of 3.72%, and an expected life of 0.5 years.

Reclassifications—Certain reclassifications have been made to 2003 and 2004 amounts to conform to the 2005 presentation.

Recent Accounting Pronouncements—In December 2004, the FASB issued SFAS No. 123R which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the Company’s consolidated statements of income. The accounting provisions of SFAS No. 123R are effective for annual reporting periods beginning after June 15, 2005. The Company was required to adopt SFAS No. 123R on January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. See “Stock-Based Compensation” above for the pro forma net income and net income per share amounts, for fiscal 2003 through fiscal 2005, as if the Company had used a fair-value-based method similar to the methods required under SFAS No. 123R to measure compensation expense for employee stock incentive awards.

In February 2006, the Company announced a voluntary stock option exchange offer for current employees and directors that are holding stock options granted prior to January 1, 2006 (the “2006 Exchange Offer”). Unless extended, the 2006 Exchange Offer will expire on March 27, 2006. Immediately following the expiration of the 2006 Exchange Offer the Company will grant new options for exchange and cancel the tendered options. Options covering a total of 4,575 shares are eligible for exchange in the offer. The exercise price of the new options will be the average closing price per share of US LEC’s common stock on the NASDAQ National Market for the five consecutive trading days immediately before the expiration date of the 2006 Exchange Offer of March 27, 2006 or later if the offer is extended.

Based on the fair market value of the Company’s stock options on March 1, 2006, unearned compensation relating to stock options as calculated using SFAS No. 123R, and in consideration of the impact of the 2006 Exchange Offer, approximates $7.2 million. This amount, which assumes that all eligible options accepted for exchange, will be amortized over 4 years beginning when the Exchange offer is completed. This unearned compensation amount does not include the impact of any subsequently issued options, and will also be impacted by changes in the market value of the Company’s stock for the five consecutive trading days immediately before the expiration date of the 2006 Exchange Offer of March 27, 2006 or later if the offer is extended.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations.” FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. This interpretation did not have a material effect on the Company’s financial position or results of operations for the year ended December 31, 2005. Management does not expect it to have a material impact in the near future.

3.	ACQUISITIONS

On November 10, 2004, the Company acquired the majority of the assets of StarNet, Inc., a nationwide provider of dial-up Internet access and telephony services to Internet Service Providers (ISPs), in a transaction accounted for using the purchase method of accounting. The purchase price included $1,200 in cash and the issuance of a $980 note payable. Along with the assumption of certain liabilities and direct costs of the acquisition of $209, the total consideration was $2,389. The results of operations of StarNet have been included in the accompanying consolidated financial statements since the acquisition date. Total consideration was allocated as follows:

December 31, 2004
Current assets	$980
Current liabilities	(696)
Property and equipment	96
Identifiable intangible assets	2,009

$2,389

The identifiable intangible assets consist of customer relationship and marketing related assets that are amortizable over 3-5 years.

On December 15, 2003, the Company acquired the broadband and dial-up Internet access, co-location, and managed hosting business units of FastNet in a transaction accounted for using the purchase method of accounting. This acquisition was funded by a portion of the proceeds of the November 2003 private placement of common stock that raised $10,000. The purchase price of Fastnet included $5,906 in cash, 153 shares of Class A common stock with a fair market value of $1,000 and a $1,356 note payable, which included final post closing adjustments pursuant to the purchase agreement recorded in 2004. Along with the assumption of certain liabilities, cure payments to third party creditors of $900 and direct costs of the acquisition of $854, the total consideration was $9,960.

On January 15, 2003, the Company acquired certain assets including the ISP customers of Eagle Communications, Inc. (“Eagle”) in Georgia, Florida, North Carolina and Tennessee, and assumed certain operating liabilities in a transaction accounted for using the purchase method of accounting. The purchase price of Eagle was $3,000 consisting of $1,250 paid in cash, and $1,750 of senior subordinated notes with warrants to purchase 921 shares of the Company’s Class A common stock at an exercise price of $1.90 per share. In connection with the refinancing of its debt in 2004, the Company paid in full the $1,750 of senior subordinated notes. The Company allocated the majority of the purchase price to the acquired customer related asset and is amortizing this asset over a three year period representing the estimated period of benefit. As of December 31, 2004, there was $918 of net carrying value of this customer related asset, which is included in other assets in the accompanying consolidated balance sheets. This asset was fully amortized as of December 31, 2005.

4.	PROPERTY AND EQUIPMENT

Property and equipment at December 31 is summarized by major class as follows:

	2005	2004
Telecommunications and other equipment	$257,710	$234,524
Office equipment, furniture and other	101,596	97,079
Leasehold improvements	30,937	30,862

	390,243	362,465
Less accumulated depreciation and amortization	(245,893)	(203,848)

Total	$144,350	$158,617

5.	LONG-TERM DEBT

On September 30, 2004, the Company privately placed $150,000 in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2009. The notes were issued at a price of 99.5% and bear interest at an annual rate of the six-month London Interbank Offered Rate (“LIBOR”) plus 8.50%. In December 2004, the Company completed an exchange of the privately placed notes for publicly registered notes with substantially identical terms (the “Notes”). Interest on the Notes is reset semi-annually and is payable on April 1 and October 1 of each year. The interest rate for the six-month period ending April 1, 2006 is approximately 12.72%. The maturity date of the Notes is October 1, 2009. The Notes are guaranteed by all of the Company’s subsidiaries and are secured on a second priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries. Each subsidiary guarantor is 100% owned by US LEC Corp. (the “Parent”), the guarantees are full and unconditional, the guarantees are joint and several, the Parent has no independent assets, and the Parent is not restricted in obtaining funds from its subsidiaries in the form of dividends or loans.

The indenture governing the Notes contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create certain liens on the assets of the Company or its subsidiaries. The Company was in compliance with all such covenants as of December 31, 2005. Upon a change of control, the indenture requires the Company to make an offer to repurchase the Notes at 101% of the principal amount, plus accrued interest. The indenture allows the Company to redeem the Notes at redemption prices of 105.5%, 103.5% and 100.0% of the principal amount during the 12-month period beginning on October 1 of the years 2006, 2007 and 2008 and thereafter, respectively. Debt issuance fees associated with the Notes totaled $5,554 and are being amortized through the maturity date of October 1, 2009. Unamortized debt issuance fees related to the Notes are $4,162 as of December 31, 2005, and are included in the accompanying balance sheet in Other Assets.

The Company used a majority of the net proceeds from the sale of the Notes to repay in full $120,325 under its senior credit facility and $6,750 on its senior subordinated notes. The Company also paid $2,071 in additional interest due on the deferred portion of the senior credit facility term loan which included a $255 termination amount. The senior credit facility was terminated and all of the senior subordinated notes were retired following repayment of the outstanding indebtedness. Unamortized debt issuance fees totaling $2,375 related to the senior credit facility and the senior subordinated notes and the remaining unamortized discount on the subordinated notes of $2,041 were expensed in 2004 and are included in Charges Related to Early Extinguishment of Debt on the Consolidated Statements of Operations.

In October 2005, the Company entered into a $10,000 secured revolving credit facility. The credit facility matures in August 2009. The interest rate for any advances under the credit facility is a floating rate based, at the Company’s option, on either the lender’s prime rate plus .25% or LIBOR plus 2.25%. As of December 31, 2005, there were no advances under the credit facility. The facility is secured by a first priority security interest in substantially all of the Company’s assets, including the stock of our subsidiaries. Debt issuance fees associated with the credit facility totaled $450 and are being amortized through the maturity date in August 2009. Unamortized debt issuance fees related to the Notes are $430 as of December 31, 2005.

6.	SERIES A MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

On April 11, 2000, the Company issued $200,000 of its Series A Mandatorily Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) to affiliates of Bain Capital (“Bain”) and Thomas H. Lee Partners, L.P. (“THL”). The Series A Preferred Stock earns dividends on a cumulative basis at an annual rate of 6%, payable quarterly, and at the Company’s option, in cash or shares of Series A Preferred Stock through April 11, 2010. All such dividends through December 31, 2005 have been paid in shares of Series A Preferred Stock. In addition, the Series A Preferred Stock participates on a pro rata basis in any dividends payable to common shareholders. As of December 31, 2005, the Company had declared and accrued $81,167 in Series A Preferred Stock dividends. In the event of any liquidation, dissolution or other winding up of the affairs of the Company, the holders of Series A Preferred Stock are entitled to be paid in preference to any distribution to holders of junior securities, an amount in cash, equal to $1,000 per share plus all accrued and unpaid dividends on such shares.

The holders of the shares of Series A Preferred Stock may convert all or a portion of their shares into shares of Class A Common Stock at a set conversion price, subject to adjustment for certain dilutive events. The initial conversion price of $35 per share has been adjusted to approximately $28 per share as of December 31, 2005 pursuant to the anti-dilution provisions of the Series A Preferred Stock. The holders of the Series A Preferred Stock may also convert all or a portion of their shares into Class A Common Stock at the then adjusted conversion price prior to April 11, 2010 in the event of a change in control. Each holder of the Series A Preferred Stock may redeem all or a portion of their Series A Preferred Stock at a price equal to 101% of $1,000 per share plus all accrued dividends on such shares after the occurrence of a change in control and for a period of 60 days following such event. Each share of the Series A Preferred Stock is entitled to one vote per share of Class A Common Stock into which it could have been converted on the record date for determination of stockholders entitled to notice of and to vote at the Company’s annual stockholders meeting. The Company may redeem all of the outstanding shares of Series A Preferred Stock, at a price equal to $1,000 per share plus all accrued and unpaid dividends on such shares, but only if the market price of a share of Class A Common Stock for 30 consecutive trading days during the 90 day period immediately preceding the date of the notice of redemption is at least 150% of the then effective conversion price and the market price of a share of Class A Common Stock on the redemption date is also at least 150% of the then effective conversion price. All outstanding shares of the Series A Preferred Stock, including the shares of Series A Preferred Stock issued as in-kind dividends, are subject to mandatory redemption on April 11, 2010.

Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,000. The Company incurred $6,240 in expenses related to the issuance of the Series A Preferred Stock. The carrying amount of the Series A Preferred Stock will be accreted to its redemption amount over its life. As of December 31, 2005 and 2004, the unaccreted redemption amount was of $3,130 and $3,753, respectively.

7.	COMMITMENTS AND CONTINGENCIES

The deregulation of the telecommunications industry, the implementation of the Telecommunications Act of 1996 (“Telecom Act”) and the distress of many carriers in the wake of the downturn in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over many issues important to the financial and operational success of the Company. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements the Company may enter into, operating performance obligations, inter-carrier compensation, access rates applicable to different categories of traffic, including traffic originating from or terminating to cellular or wireless users, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues. The Company anticipates also that further legislative and regulatory rulemaking will occur—on the federal and state level—as the industry deregulates and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations. Revenue recognized and amounts recorded as allowances for doubtful accounts in the accompanying financial statements have been determined considering the impact, if any, of the items described below. Currently, the Company is involved in several legal and regulatory proceedings including the following, which, if resolved unfavorably to the Company, could have a material adverse effect on US LEC’s results of operations, cash flow and financial position.

Disputed Access Revenues—On April 27, 2001, the Federal Communications Commission (“FCC”) released its Seventh Report and Order and Further Notice of Proposed Rulemaking (the “Seventh Report and Order”) in which it established a benchmark rate at which a CLEC’s interstate access charges would be presumed to be reasonable and which CLECs could impose on IXCs. Several requests for reconsideration were filed addressing various aspects of the Seventh Report and Order. The FCC resolved those requests in the Eighth Report and Order and Fifth Order on Reconsideration released on May 18, 2004 (“Eighth Report and Order”) in ways that, except as noted below, do not affect the Company.

The Seventh Report and Order provides some certainty as to the Company’s right to bill IXCs for interstate access at rates at or below the FCC-set benchmark rate even though, until June 20, 2004, those rates might have been above those tariffed by the ILECs. Notwithstanding the apparent certainty created by the Seventh Report and Order, its effect on the Company continues to depend on how it is interpreted and enforced. Carrier access revenue, including revenue for traffic originating from wireless carriers’ end users, accounted for approximately 9% of the Company’s revenue for the year ended December 31, 2005. If the Seventh Report and Order is interpreted or enforced in a manner adverse to the Company, such result could have a material adverse effect on it.

In September 2002, the Company filed a Petition for Declaratory Ruling asking the FCC to reaffirm the FCC’s prior position that access charges can be collected by local exchange carriers in connection with calls originating or terminating on the networks of wireless carriers. In the Eighth Report and Order, the FCC announced a prospective rule that confirmed a CLEC’s right to bill for calls from other than its own end users as long as it bills only for the components of the access service that it provides. Addressing prior billings for wireless traffic as requested in the Company’s Petition, the FCC made it clear that it had not been unreasonable for a CLEC to bill an IXC at the benchmark rates provided that the CLEC’s charges were otherwise in compliance with and supported by its tariff, and the wireless carrier had not separately billed the IXC for those services. In light of that decision, the Company withdrew its petition as moot.

Notwithstanding the prospective nature of the Eighth Report and Order, several IXCs continued to dispute interstate and intrastate access charges that the Company billed them for wireless traffic, with some electing to withhold current payments, in whole or in part, pending resolution of their disputes. One dispute remains in litigation. In January 2005, the Company filed suit against Qwest Communications Corporation (“Qwest”) in the U.S. District Court in North Carolina for collection of unpaid interstate and intrastate access charges. Qwest filed a counterclaim, later amended, alleging breach of contract, unjust enrichment, fraud, negligent misrepresentation and breach of North Carolina’s Unfair and Deceptive Trade Practices Act based on the Company’s billing for wireless traffic. The Company disputes carriers’ practice of withholding partial payments and, further, believes that its access billing was and remains consistent with industry practice as reflected in the FCC’s Eighth Report and Order and the Company’s tariffs. Access was provided by the Company and billing rates were based on the interstate and intrastate tarriffed rates or contracts with carriers as applicable. The Company intends to continue to defend vigorously against Qwest’s challenges to its billing of access charges and to pursue vigorously collection of unpaid access charges, however, at this time, given the uncertainties of litigation, the Company cannot predict when or how the dispute with Qwest will be resolved. In April 2005, the Company filed suit against MCI, LLC (“MCI”) to collect amounts for access charges for wireline and wireless calls. MCI filed a counterclaim alleging breach of federal and state tariff obligations and seeking a return of access charges previously paid to the Company for wireless traffic.

Prior to 2005, the Company established reserves against carrier receivables in response to disputes by IXCs related to interstate and intrastate access charges, including charges related to wireless traffic. These reserves were primarily established for billings to these carriers for periods prior to the effective date of the Eighth Report and Order in June 2004 and were based upon the Company’s assessments of collectibility at that time, including information related to the Company’s historical experience of settling access disputes with other carriers. The Company increased this reserve over the period from June 30, 2004 through September 30, 2005 based upon developing information as to the potential amount of disputed carrier traffic.

As of September 30, 2005, carriers disputing the Company’s billing of access for wireless traffic, and withholding payments for that traffic, accounted for approximately $30.0 million of the Company’s net receivable balance after the impact of the reserve balance at that date. Of the total reserve recorded at September 30, 2005 for all customer and carrier receivables in the amount of $10.9 million, $7.4 million was associated with the total receivables related to all carriers. The majority of the carrier receivable and related reserve balances at that date related to wireless carrier disputes.

Substantive settlement discussions including potential terms of settlement began with MCI in November and December 2005. As a result, the litigation with MCI, and a similar dispute with Sprint that existed as of December 31, 2005 have been resolved by agreement of the parties in February 2006. Going forward, the Company expects to receive payments from these carriers on a timely basis with no further dispute on the settled issues. After taking into account the impact of the settlements including the related cash receipt of approximately $9.0 million in the first quarter of 2006, the Company’s estimate of the resolution of the other unresolved disputes, the Company took a one-time non-cash charge of approximately $23.3 million in the fourth quarter of 2005. We believe, based on the facts known at this time that the reserves reflected on our balance sheet as of December 31, 2005 for unresolved disputes (including the Qwest matter noted above) are adequate to account for their ultimate resolution.

In addition, in light of the general conditions prevailing in the telecommunications industry, there is a risk of further delinquencies, nonpayment or bankruptcies by other telecommunications carriers that owe outstanding amounts derived from access and facility revenues we have billed. Such events, in the aggregate, could have a material adverse effect on the Company’s performance in future periods. We are unable to predict such events at this time.

Reciprocal Compensation—On April 27, 2001, the FCC released an Order on Remand and Report and Order (the “Remand Order”) addressing inter-carrier compensation for traffic terminated to ISPs. The interpretation and enforcement of the Remand Order has been, and will likely continue to be, an important factor in the Company’s efforts to collect reciprocal compensation for ISP-bound traffic. In the Remand Order, the FCC addressed a number of important issues, including the rules under which carriers are to compensate each other for traffic terminated to ISPs and the rates applicable for ISP-bound traffic as well as traffic bound to other customers.

While the Remand Order provides greater certainty about the Company’s right to bill for traffic terminated to ISPs, the effect of the Remand Order on the Company will depend on how it is interpreted and enforced. In particular, there are uncertainties as to whether the limitations on growth of ISP traffic in the Remand Order, which was subsequently removed, will survive legal challenge.

On May 3, 2002, the D.C. Circuit rejected the FCC’s legal analysis in the Remand Order and remanded the order to the FCC for further review (the “Second Remand”), but the D.C. Circuit did not vacate the Remand Order. As such, the ISP compensation structure established by the FCC in the Remand Order remains in effect. It remains unclear whether, how or when the FCC will respond to the Second Remand, and how the Remand Order will be interpreted in light of the Second Remand.

On October 8, 2004, the FCC adopted an order in response to a July 2003 Petition for Forbearance filed by Core Communications (“Core Petition”) asking the FCC to forbear from enforcing the rate caps, growth caps, new market rules and mirroring rules of the Remand Order. The FCC granted the Core Petition with respect to growth caps and the new markets rule, but denied the Petition as to the rate caps and mirroring rules (“Core Order”). The decision has been appealed to the D.C. Circuit.

If the Remand Order or the Second Remand or the Core Order were to be interpreted in a manner adverse to the Company on all or any of the issues, or if the Remand Order is modified as a result of the Second Remand or other pending or new legal challenges, it could have a material adverse effect on the Company’s ability to collect reciprocal compensation for ISP-bound traffic.

In addition, the FCC has an open proceeding to address rules for intercarrier compensation that could result in changes to current rules governing what traffic is compensable and at what rates, including compensation for traffic to ISPs, so it remains unclear at this time whether or how the Remand Order or the Core Order will be interpreted and enforced. Although reciprocal compensation accounted for only 2% of the Company’s revenue for the year ended December 31, 2005, if the FCC were to significantly change its policy for this traffic, and if such changes were approved by the courts, it could have an adverse impact on the Company’s ability to bill carriers for reciprocal compensation.

Legislation—Periodically, legislation has been introduced in Congress to alter or amend the Telecom Act, which opened local telephone markets for competition and outlines many of the ground rules pursuant to which ILECs and CLECs operate with respect to each other. Additional efforts are underway to alter, amend or re-write the Telecom Act, with bills having been introduced in both the House and Senate that are aimed at further relaxing the regulation of ILECs and at creating new frameworks to govern the provision of so-called broadband services. The Company cannot predict whether or when any particular piece of legislation will become law or how the Telecom Act might be modified. The passage of legislation amending the Telecom Act could have a material adverse effect on the Company’s future operations and its future financial results.

Similarly, some ILECs have introduced legislation in various state legislatures aimed at minimizing or eliminating entirely the extent to which those ILECs are regulated by state PUCs. The Company anticipates that additional efforts will be made in the state legislatures to alter or amend the oversight of ILECs and ILEC services in those states. The Company cannot predict whether any particular piece of legislation will become law and how it will impact the provision of telecommunications in a particular state. The passage of legislation altering PUCs’ jurisdiction over ILECs in any number of states could have a material adverse effect on the Company’s future operations and its future financial results.

Interconnection Agreements with ILECs—The Company has agreements for the interconnection of its networks with the networks of the ILECs covering each market in which US LEC has installed a switching platform. US LEC may be required to negotiate new interconnection agreements as it enters new markets in the future. In addition, as its existing interconnection agreements expire, it will be required to negotiate extension or replacement agreements. The Company concluded interconnection arbitrations with Verizon in 2002 in order to obtain new interconnection agreements on terms acceptable to the Company. The Company has filed new agreements in several Verizon states based on the decisions of the PUCs in those states. In February 2004, Verizon filed petitions with several state commissions asking those Commissions to arbitrate the terms of an amendment to its interconnection agreements addressing the triennial review order (“TRO”), and subsequently amended the petitions asking those Commissions to address the terms of the Triennial Review Remand Order (“TRRO”) in the arbitrations as well. Verizon has asked each Commission to consolidate arbitrations against a number of CLECs and CMRS carriers, including US LEC. The Company has received a decision in one of the TRRO arbitration cases, and is negotiating a conforming amendment with Verizon, and is awaiting the decisions of three other Commissions in the proceedings in which it actively participated. There can be no assurance that the Company will successfully negotiate, successfully arbitrate or otherwise obtain such additional agreements or amendments for interconnection with the ILECs or renewals of existing interconnection agreements on terms and conditions acceptable to the Company.

Interconnection with Other Carriers—The Company anticipates that as its interconnections with various carriers increase, the issue of seeking compensation for the termination or origination of traffic whether by reciprocal arrangements, access charges or other charges will become increasingly complex. The Company does not anticipate that it will be cost effective to negotiate agreements with every carrier with which the Company exchanges originating and/or terminating traffic. The Company will make a case-by-case analysis of the cost effectiveness of committing resources to these interconnection agreements or otherwise billing and paying such carriers.

Other Litigation—We are involved, and expect to continue to be involved, in other proceedings arising out of the conduct of the Company’s business, including litigation with other carriers, employment related lawsuits and regulatory proceedings. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and business prospects.

Leases—The Company leases all of its administrative and switch sites under operating lease arrangements. Total rent expense on these leases amounted to $8,839, $8,721 and $8,323 in 2005, 2004 and 2003, respectively. Primarily all of the Company’s restricted cash balances as of December 31, 2005 and 2004 serves as collateral for letters of credit for some of these office leases.

Future minimum rental payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year are as follows:

2006	$8,772
2007	8,865
2008	8,845
2009	8,425
2010	4,393
Beyond	4,463

$43,763

Indemnifications—On March 31, 2001, the Company, Richard T. Aab, the Company’s Chairman, controlling shareholder at that time and the indirect controlling owner of Metacomm, and Tansukh V. Ganatra, the Company’s former Vice Chairman and Chief Executive Officer, reached an agreement in principle to effect a recapitalization of the Company and to resolve Mr. Aab’s commitment that Metacomm would fully satisfy its obligations to the Company for facilities, advances and interest. This transaction was closed on August 6, 2001. Under the agreement, the following events occurred: (1) Mr. Aab made a contribution to the capital of the Company by delivering to the Company for cancellation 2,000 shares of Class B Common Stock, (2) Mr. Aab and Mr. Ganatra converted all of the then remaining and outstanding shares of Class B Common Stock—a total of approximately 14,000 such shares were outstanding after the 2,000 shares were cancelled—into the same number of shares of Class A Common Stock. As set out in the articles of incorporation, Class B Shares that have been converted to Class A cannot be reissued (3) the Company agreed to indemnify Mr. Aab for certain adverse tax effects, if any, relating to the Company’s treatment in its balance sheet of the amount of the Metacomm obligation as a distribution to shareholder and (4) the Company agreed to indemnify Mr. Ganatra for certain adverse tax effects, if any, from the conversion of his Class B shares to Class A shares. The Company has not recorded a liability associated with these indemnifications as management has concluded that as of December 31, 2005, it is not probable that any amounts would be payable.

8.	INCOME TAXES

The reconciliation of the statutory federal income tax rate to the Company’s federal and state overall effective income tax rate is as follows:

	2005	2004	2003
Statutory federal rate	(35.00)%	(35.00)%	(35.00)%
State income taxes	—	—	—
Change in valuation allowance	34.99	35.24	33.60
Miscellaneous	0.01	(0.24)	1.40

Effective tax rate	0%	0%	0%

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforward	$134,597	$122,346
Accrued expenses	3,395	5,253

Deferred tax assets	137,992	127,599
Less: Valuation Allowance	(108,995)	(94,312)

Total deferred tax assets	28,997	33,287

Deferred tax liabilities:
Net deferred revenues	1,549	1,404
Depreciation and amortization	24,721	29,451
Capitalized salaries and interest	2,727	2,432

Total deferred tax liabilities	28,997	33,287

Net Deferred Taxes	$—	$—

For the years ended December 31, 2005 and 2004, a valuation allowance has been provided against the net deferred tax assets since management cannot conclude, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The Company has recorded a current deferred tax liability and a non-current deferred tax asset (included in other assets), both in the amount of $2,792.

At December 31, 2005, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $316,664. Such losses begin to expire for federal and state purposes in 2017 and 2012, respectively.

9.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan under which employees can contribute up to 15% of their annual salary. For 2005, 2004, and 2003, respectively, the Company made matching contributions to the plan totaling $1,264, $527 and $487 based on 50% of the first 6% of an employee’s compensation in 2005, and 25% of the first 6% of an employee’s contribution to the plan in 2004 and 2003.

10.	STOCKHOLDERS’ DEFICIENCY

Common Stock—The holders of the Class A Common Stock are entitled to one vote per share in the election of the members of the Board of Directors.

Employee Stock Purchase Plan—In May 2000, the Company’s shareholders approved and the Company adopted the Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for specified offering periods (initially the period from the effective date to December 31, 2000 and thereafter, the six month periods between January and June and July and December of each respective year) during which an eligible employee is permitted to accumulate payroll deductions in a plan account for the purchase of shares of Class A Common Stock. Substantially all employees may elect to participate in the ESPP by authorizing payroll deductions in an amount not exceeding ten percent (10%) of their compensation payable during the offering period, and not more than $25 annually. The purchase price per share will be the lower of 85% of the market value of a share as of the first day of each offering period or 85% of the market value of a share as of the last day of each offering period. The ESPP was amended in May 2005 to increase the number of shares issuable under the ESPP by 1,000. The Company is presently authorized to issue 3,000 shares of common stock under the amended ESPP of which 554 were available for issuance as of December 31, 2005. The Company issued share amounts of 247, 211, 196 and 183 shares at a purchase price of approximately $1.45, $2.06, $2.70 and $3.45 per share, respectively, which represents a 15% discount to the closing price on December 31, 2005, June 30, 2005, December 31, 2004 and June 30, 2004, respectively.

Stock Option Plan—In January 1998, the Company adopted the US LEC Corp. 1998 Omnibus Stock Plan (the “Plan”). The Plan was amended in May 2005 to increase the number of shares issuable under the Plan by 2,000. Under the amended Plan, 7,000 shares of Class A Common Stock have been reserved for issuance for stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards of which 1,946 were available for grant at December 31, 2005. Options granted under the Plan are at exercise prices determined by the Board of Directors or its Compensation Committee. For incentive stock options, the option price may not be less than the market value of the Class A common stock on the date of grant (110% of market value for greater than 10% stockholders).

In December 2002 the Company announced a voluntary stock option exchange offer for the holders of stock options with an exercise price of $4.00 or more. Options covering a total of 3,231 shares were eligible for exchange in the offer. Immediately following the expiration of the offer on January 29, 2003, the Company accepted for exchange eligible options tendered to it for 2,857 shares of Class A common stock and canceled all of these eligible options. The Company granted the new options on August 1, 2003. The exercise price of the new options issued in the exchange was $4.06 per share, the fair value on the date the new options were granted.

A summary of the option and warrant activity is as follows:

	Options			Warrants
	Number of Shares	Weighted Average Exercise Price Per Shares	Weighted Average Fair Value at Date of Grant	Number of Warrants	Weighted Average Exercise Price Per Warrant
Balance at December 31, 2002	4,021	$9.06		2,775	$2.00

Granted at fair market value	3,853	$4.08	$2.84	947	$2.02
Exercised	(107)	$3.15		(226)	$1.96
Forfeited or cancelled	(3,165)	$10.47		—	—

Balance at December 31, 2003	4,602	$4.05		3,496	$2.01

Granted at fair market value	509	$4.27	$2.85	—	—
Exercised	(89)	$3.33		(184)	$1.90
Forfeited or cancelled	(274)	$4.01		—	—

Balance at December 31, 2004	4,748	$4.09		3,312	$2.01

Granted at fair market value	522	$2.32	$1.57	—	—
Exercised	(9)	$2.43		—	$—
Forfeited or cancelled	(358)	$4.19		—	—

Balance at December 31, 2005	4,903	$3.90		3,312	$2.01

A summary of the range of exercise prices and weighted average remaining lives for options and warrants outstanding and exercisable at December 31, 2005 is as follows:

	Options Outstanding
	Range of Exercise Price	Number of Options Outstanding	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Number of Options Exercisable	Weighted Avg. Exercise Price
Options granted at fair market value:
	$1.74 – 2.34	543	8.8 years	$2.19	80	$2.06
	2.40 – 3.30	351	8.3 years	3.00	131	3.04
	3.41 – 3.41	333	5.4 years	3.41	333	3.41
	3.44 – 4.05	364	7.4 years	3.74	195	3.66
	4.06 – 4.06	2,561	7.6 years	4.06	2,558	4.06
	4.11 – 5.03	360	7.0 years	4.27	234	4.31
	5.19 – 7.31	384	7.6 years	5.97	200	5.89
	10.00 – 27.69	7	3.6 years	23.96	7	23.96

Total options outstanding at December 31, 2005	$1.74 – $27.69	4,903	7.6 years	$3.90	3,738	$4.05

	Warrants Outstanding
	Range of Exercise Price	Number of Warrants Outstanding	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price
Warrants granted at	6.21	26	2.9 years	$6.21
fair market value	2.86	128	1.0 years	2.86
	2.06	895	3.8 years	2.06

		1,049	3.4 years	2.26
Warrants granted at less than fair market value	1.90	2,263	3.8 years	1.90

Total warrants outstanding at December 31, 2005	$1.90 – $6.21	3,312	3.6 years	$2.01

In December 2002, additional paid-in-capital was increased by $2,320 representing the portion of the $5,000 in gross proceeds received on December 31, 2002 allocated to the 2002 warrants based on the approximate fair values of the subordinated notes and the 2002 warrants. In January 2003, additional paid-in-capital was increased by $820 representing the fair value of the warrants issued to Eagle.

In February 2006 the Company announced a voluntary stock option exchange offer for current employees and directors that are holding stock options granted prior to January 1, 2006 (the “2006 Exchange Offer”). Unless extended, the 2006 Exchange Offer will expire on March 27, 2006. Immediately following the expiration of the 2006 Exchange Offer the Company will grant new options for exchange and cancel the tendered options. Options covering a total of 4,575 shares are eligible for exchange in the offer. The exercise price of the new options will be the average closing price per share of US LEC’s common stock on the NASDAQ National Market for the five consecutive trading days immediately before the date the new options are granted.

11.	LOSS PER SHARE

Loss per common and common equivalent share are based on net loss, after consideration of preferred stock dividends, and accretion of preferred stock issuance cost divided by the weighted average number of common shares outstanding during the period. For all periods presented all common stock equivalents comprised of options and warrants disclosed in Note 10 above, are considered anti-dilutive and are therefore excluded from the calculation of the diluted loss per share.

12.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes the Company’s results of operations as presented in the consolidated statements of operations by quarter for 2005 and 2004.

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenue	$93,516	$95,343	$98,824	$100,055
Network Expenses	45,784	46,597	47,680	46,863
Depreciation and Amortization	12,931	12,638	12,684	12,415
Selling, General and Administrative	35,868	36,590	37,560	38,884
Charge Related to Carrier Access Disputes (1)	—	—	—	23,292

Income (Loss) from Operations	(1,067)	(482)	900	(21,399)
Other Income	—	—	202	—
Net Interest Expense	(3,712)	(4,279)	(4,228)	(4,583)

Net Loss	(4,779)	(4,761)	(3,126)	(25,982)
Preferred Stock Dividends	3,974	4,033	4,094	4,155
Accretion of Preferred Stock Issuance Cost	152	155	157	159

Net Loss Attributable to Common Stockholders	$(8,905)	$(8,949)	$(7,377)	$(30,296)

Net Loss Attributable to Common Stockholders per Share:
Basic and Diluted	$(0.29)	$(0.30)	$(0.24)	$(0.99)

Weighted Average Share Outstanding:
Basic and Diluted	30,255	30,295	30,504	30,507

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenue	$85,186	$91,633	$87,262	$92,100
Network Expenses	41,450	42,322	44,016	43,504
Depreciation and Amortization	12,485	11,822	12,570	12,974
Selling, General and Administrative	32,416	36,371	32,876	37,568

Income (Loss) from Operations	(1,165)	1,118	(2,200)	(1,946)
Charges Related to Early Extinguishment of Debt	—	—	(4,416)	—
Net Interest Expense	(2,152)	(2,276)	(2,810)	(3,915)

Net Loss	(3,317)	(1,158)	(9,426)	(5,861)
Preferred Stock Dividends	3,744	3,800	3,857	3,915
Accretion of Preferred Stock Issuance Cost	143	146	148	150

Net Loss Attributable to Common Stockholders	$(7,204)	$(5,104)	$(13,431)	$(9,926)

Net Loss Attributable to Common Stockholders per Share:
Basic and Diluted	$(0.24)	$(0.17)	$(0.45)	$(0.33)

Weighted Average Share Outstanding:
Basic and Diluted	29,751	29,853	30,045	30,056

(1)	The quarter ended December 31, 2005 Loss from Operations includes the impact of carrier access disputes settlements as discussed in Note 7.

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Nine months ended September 30,
	2006	2005
Revenue	$314,901	$287,682
Network expenses (excluding depreciation and amortization shown below)	157,217	140,061
Depreciation and amortization	36,668	38,253
Selling, general and administrative expenses	121,316	110,017

Income (Loss) from Operations	(300)	(650)

Other (Income) Expense
Other income		(202)
Interest income	(1,039)	(754)
Interest expense	15,224	12,973

Net Loss	(14,485)	(12,667)

Less: Preferred stock dividends	12,843	12,101
Less: accretion of preferred stock issuance costs	493	464

Net Loss Attributable to Common Stockholders	$(27,821)	$(25,232)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.90)	$(0.83)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,964	30,363

See notes to condensed consolidated financial statements

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands)

	(Unaudited) September 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$39,515	$30,704
Restricted cash	64	67
Accounts receivable (net of allowance of $4,463 and $10,349 at September 30, 2006 and December 31, 2005, respectively)	44,414	49,841
Prepaid expenses and other assets	10,817	9,290

Total current assets	94,810	89,901
Property and Equipment, Net	129,451	144,350
Deferred income taxes	1,630	2,792
Other Assets	12,761	15,309

Total Assets	$238,652	$252,352

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$9,145	$9,125
Notes payable	38	—
Accrued network costs	17,122	20,252
Commissions payable	178	984
Accrued expenses—other	33,006	31,567
Deferred revenue	15,434	14,292
Deferred income taxes	1,630	2,792

Total current liabilities	76,553	79,012
Non-Current Liabilities
Long-Term Debt	149,550	149,438
Other Liabilities	5,722	5,879

Total non-current liabilities	155,272	155,317

Commitments and Contingencies

Series A Mandatorily Redeemable Convertible Preferred Stock	291,373	278,037

Stockholders’ Deficit
Common stock—Class A, $.01 par value (122,925 authorized shares, 31,943 and 30,751 shares outstanding at September 30, 2006 and December 31, 2005)	319	307
Additional paid-in capital	96,458	93,181
Accumulated deficit	(381,323)	(353,502)

Total stockholders’ deficit	(284,546)	(260,014)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$238,652	$252,352

See notes to condensed consolidated financial statements

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net Loss	$(14,485)	$(12,666)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,668	38,253
Accretion of debt	113	113
Accretion of lease exit costs	106	52
Other income	162	(49)
Stock-based compensation expense	1,453	—

Changes in operating assets and liabilities:
Accounts receivable	5,335	(11,275)
Prepaid expenses and other assets	(1,668)	278
Other assets	356	387
Accounts payable	429	(1,401)
Deferred revenue	1,142	690
Accrued network costs	(3,130)	(1,687)
Customer commissions payable	(807)	(3,198)
Other liabilities	(476)	(814)
Accrued expenses—other	3,539	6,671

Total adjustments	43,222	28,020

Net cash provided by operating activities	28,737	15,354

Investing Activities
Purchase of property and equipment	(22,118)	(26,202)
Net assets acquired	(1)	(34)
Proceeds from insurance claim	—	201
Decrease in restricted cash	3	102

Net cash used in investing activities	(22,116)	(25,933)

Financing Activities
Payments on Notes Payable	—	(980)
Issuance of Notes Payable	218	—
Payment of deferred loan fees	(12)	(110)
Proceeds from issuance of stock options and ESPP shares	1,836	458

Net cash provided by (used in) financing activities	2,042	(632)

Net Increase (Decrease) in Cash and Cash Equivalents	8,662	(11,211)

Cash and Cash Equivalents, Beginning of Period	30,853	48,232

Cash and Cash Equivalents, End of Period	$39,515	$37,021

Supplemental Cash Flow Disclosures
Cash Paid for Interest	$9,644	$8,090

Cash Paid for Income Taxes	$—	$—

See notes to condensed consolidated financial statements

US LEC Corp. and Subsidiaries

Condensed Consolidated Statement of Stockholders’ Deficiency

For the Nine Months Ended September 30, 2006

(In Thousands)

(Unaudited)

	Class A Common Stock		Additional Paid-in Capital	Retained Deficit	Total
	Shares	Amount
Balance, December 31, 2005	30,751	$307	$93,181	$(353,502)	$(260,014)
Issuance of ESPP Stock	276	$3	398		401
Exercise of stock options and warrants	916	9	1,426		1,435
Stock-based compensation expense			1,453		1,453
Preferred stock dividends				(12,843)	(12,843)
Accretion of preferred stock issuance costs				(493)	(493)
Net loss				(14,485)	(14,485)

Balance, September 30, 2006	31,943	$319	$96,458	$(381,323)	$(284,546)

See notes to condensed consolidated financial statements

US LEC Corp. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Nine Months Ended September 30, 2006 and 2005

(In Thousands, Except Share and Per Share Data)

(Unaudited)

1.	Subsequent Event

On August 14, 2006, US LEC Corp. (“US LEC” or the “Company”) announced the signing of a definitive agreement to merge with PAETEC Corp. (“PAETEC”), a privately-held supplier of communications solutions to medium-sized and large businesses and institutions.

Under the terms of the merger agreement, which was approved unanimously by the boards of directors of both companies, PAETEC and US LEC will become wholly-owned subsidiaries of a new publicly owned holding company (“PAETEC Holding”). Upon closing, US LEC shareholders will be entitled to receive one share in the new holding company in exchange for each share of US LEC that they currently own, and PAETEC shareholders will be entitled to receive 1.623 shares in exchange for each share of PAETEC that they currently own.

US LEC and PAETEC will finance the transaction through a combination of debt and cash on hand. Deutsche Bank Securities Inc., Merrill Lynch & Co. and CIT Group, Inc. have provided a full commitment for $850,000 of financing for the transaction, which includes refinancing of both companies’ debt, US LEC’s Series A Preferred Stock (the “Preferred Stock”) and a $50,000 revolver.

US LEC has entered into an agreement to repurchase the outstanding Preferred Stock from affiliates of Bain Capital and Thomas H. Lee Partners LP, at a price which reflects a $30,000 discount to its accreted value (approximately $266,000 as of December 31, 2006, net of discount). The completion of the repurchase is contingent on the closing of the merger with PAETEC. Upon closing, this repurchase would eliminate US LEC’s Preferred Stock due April 2010.

The transaction is subject to approval by a majority of both US LEC and PAETEC shareholders and the satisfaction of other closing conditions and regulatory approvals, including receipt of financing and repurchase of the outstanding Preferred Stock and approvals by state public service commissions in the states where the combined company will operate. Affiliates of Bain Capital and Thomas H. Lee Partners LP, which collectively own approximately 24.7% of US LEC’s outstanding shares on a voting basis, and Madison Dearborn Partners and The Blackstone Group, which collectively own approximately 19.5% of PAETEC’s outstanding shares, have agreed to vote their respective shares in favor of the transaction. The companies expect that the transaction will close in the first quarter of 2007.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of US LEC Corp. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation for the periods indicated have been included. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC.

3.	Significant Accounting Policies

Other than the adoption of SFAS No. 123(R) discussed below, there have been no changes to the Company’s significant accounting policies as set forth in Note 2 to the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates relate to the allowance for doubtful accounts receivable, estimated end-customer contract life, accrual of network expenses payable to other telecommunications entities, income tax valuation allowance, and estimated useful lives of fixed assets. Any difference between the amounts recorded and amounts ultimately realized or paid will be adjusted prospectively as new facts or circumstances become known.

Investment in Variable Interest Entity—In the second quarter of 2006, the Company agreed to invest $2,500 in ExtreamTV, LLC (“ExtreamTV”), a Massachusetts-based company formed in January 2006 that provides video-on-demand services to the hospitality industry. US LEC’s investment in ExtreamTV is comprised of 2,500 Class B units which is equal to a 37.5% stake in ExtreamTV. Class B units receive a 6% annual preferred return and have similar voting rights as Class A units. The preferred return is paid annually and can either be paid in cash or in additional Class B units at a rate of $1.00 per unit. In addition, Class B shares are entitled to one of five positions on ExtreamTV’s Board of Directors. This seat on the Board of Directors is held by Aaron D. Cowell, Jr., US LEC’s president and chief executive officer. As of September 30, 2006, the Company had invested $2,500 in ExtreamTV.

Under the provisions of Financial Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“FIN46R”), the ExtreamTV investment qualifies as a variable interest entity subject to consolidation because US LEC is the primary beneficiary. All significant intercompany accounts and transactions among consolidated entities have been eliminated. As of September 30, 2006, the Company’s condensed consolidated balance sheet included a reduction in assets totaling $328, liabilities totaling $842, and an equity deficiency of $1,170 related to ExtreamTV. For the nine months ended September 30, 2006, the Company recorded a net loss (including depreciation) associated with ExtreamTV of $1,170. There were no events of reconsideration during the three months ended September 30, 2006.

Stock-based Compensation Expense—Prior to January 1, 2006 the Company measured the compensation cost of its stock plans under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, as permitted under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”. Under the provisions of APB No. 25, compensation cost is measured based on the intrinsic value of the equity instrument awarded. Under the provisions of SFAS No. 123, compensation cost is measured based on the fair value of the equity instrument awarded.

As of January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” using the modified prospective transition method. Under this method, compensation expense is recognized for new grants in this fiscal year and any unvested grants prior to the adoption of SFAS No. 123(R). In accordance with this method, the Company’s consolidated financial statements for prior periods have not been restated.

In February 2006 the Company announced a voluntary stock option exchange offer for current employees and eligible directors that were holding stock options granted prior to January 1, 2006 (the “2006 Exchange Offer”). The 2006 Exchange Offer expired on March 27, 2006. Options covering a total of 4,321 shares were eligible for exchange in the 2006 Exchange Offer. Immediately following the expiration of the 2006 Exchange Offer, the Company accepted for exchange eligible options tendered to it for 3,721 shares of US LEC common stock and canceled all of these eligible options. New options covering 3,721 shares were granted with an exercise price of $2.08 per share, the average closing price per share of US LEC’s Class A common stock on the NASDAQ National Market for the five consecutive trading days immediately before the date the new options were granted. Stock-based compensation expense for the three and nine months ended September 30, 2006 relating to stock options as calculated using SFAS No. 123R includes the impact of the 2006 Exchange Offer.

The Company recognizes compensation expense on a straight-line basis over the optionee’s vesting period. Total stock-based compensation expense related to the Company’s stock option plan for the three and nine months ended September 30, 2006 is $204 and $1,170, respectively.

The Company extended the term of a fully vested employee warrant which produced incremental compensation expense for the nine months ended September 30, 2006 of $52.

The summary of information relative to the Company’s stock option plan for the nine months ended September 30, 2006 is as follows:

	Options
	Number of Options	Weighted Avg. Exercise Price /Option	Weighted Avg. Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2005	4,903	$3.90
Granted at FMV	4,903	$2.20
Exercised	(483)	$2.82
Forfeited or cancelled	(4,070)	$3.96

Outstanding on September 30, 2006	5,253	$2.36	9.2 years	$23,528

Exercisable on September 30, 2006	1,768	$2.50	8.7 years	$7,753

The aggregate intrinsic value of options exercised during the three months ended September 30, 2006 and 2005 was $1,172 and $0 respectively.

As of September 30, 2006 there was $2,990 of unrecognized compensation expense related to non-vested option awards that is expected to be recognized over a weighted average period of 2.3 years.

The total number of options that vested not related to the 2006 Exchange Offer during the quarter ended September 30, 2006 was 193 with a total fair value of $391. The total number of options that vested related to the 2006 Exchange Offer during the nine months ended September 30, 2006 was 1,580 with a total net incremental fair value of $113. The weighted average grant date fair value of stock options granted not related to the 2006 Exchange Offer during the nine months ended September 30, 2006 and the year ended December 31, 2005, was $1.98 and $1.60, respectively. The weighted average grant date fair value of stock options granted related to the 2006 Exchange Offer during the nine months ended September 30, 2006 pre-modification and post-modification was $1.45 per share and $1.52 per share, respectively.

The fair value of each option grant was determined using the Black-Scholes option pricing model with the following assumptions:

	Nine Months Ended
Black-Schles Option Valuation Assumptions (1)	September 30, 2006	September 30, 2005
Risk-free interest rate (2)	4.28% – 5.21%	3.72% – 4.18%
Expected term (years) (3)	5.00 – 6.25	5.20 – 5.30
Volatility (4)	71.5% – 91.4%	80.0%
Dividend yield (5)	0%	0%

(1)	Forfeitures are estimated and based on historical experience.

(2)	Based on interpolation between Treasury Constant Maturity rates with maturities corresponding to the expected term of our stock options.
(3)	Represents the period of time that options granted are expected to be outstanding using the SAB 107 simplified method.
(4)	Expected stock price volatility is based on historical experience.
(5)	Assumes no dividend yield.

The Company estimated the fair value of grants under its Employee Stock Purchase Plan (the “ESPP”) for the three months ended September 30, 2006 using the Black-Scholes model assuming no dividend yield, volatility of 76.0%, an average risk-free interest rate of 5.11%, and an expected life of 0.5 years. The stock-based compensation expense related to the Company’s ESPP for the three and nine months ended September 30, 2006 is $81 and $231, respectively.

Had compensation expense for the Company’s stock plans been determined in accordance with the method of SFAS No. 123 for options granted as of the three and nine months September 30, 2005, the Company’s net loss and net loss per share would approximate the following pro forma amounts:

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net loss, as reported	$(3,126)	$(12,666)
Preferred dividends	(4,094)	(12,101)
Accretion of preferred stock issuance fees	(157)	(464)

Net loss attributable to common stockholders, as reported	$(7,377)	$(25,231)

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(475)	(1,448)

Pro forma net loss	$(7,852)	$(26,679)

Weighted average shares outstanding	30,504	30,363

Loss per share:
Basic and diluted, as reported	$(0.24)	$(0.83)

Basic and diluted, pro forma	$(0.26)	$(0.88)

Reclassification—These financial statements reflect the reclassification of amounts for unearned compensation shown previously in equity as a separate line item to a reduction of Additional Paid-in Capital. Management believes this correction is not material.

Recent Accounting Pronouncements—In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 will be effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements, but is not yet in a position to determine the impact of the standard.

4.	Long-Term Debt

On September 30, 2004, the Company issued $150,000 in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2009 (the “Notes”) in a private placement to qualified institutional buyers. The Notes were issued at a price of 99.5% and bear interest at an annual rate of the six-month London Interbank Offered Rate (“LIBOR”) plus 8.50%. Interest is reset semi-annually and is payable on April 1 and

October 1 of each year, beginning April 1, 2005. The interest rate for the six month period ending October 1, 2006 was 13.62%. The interest rate for the six month period ending April 1, 2007 which was set on October 1, 2006 is 13.87%. The maturity date of the Notes is October 1, 2009. The Notes are guaranteed by all of the Company’s subsidiaries and are secured on a second priority basis by substantially all of the assets of the Company and its subsidiaries, including the capital stock of the Company’s subsidiaries. Each subsidiary guarantor is 100% owned by US LEC Corp. (the “Parent”), the guarantees are full and unconditional, the guarantees are joint and several, and the Parent is not restricted in obtaining funds from its subsidiaries in the form of dividends or loans. The Company registered notes under the Securities Act of 1933 having terms substantially identical to the privately placed Notes and completed an exchange of the privately placed Notes for publicly registered notes in December 2004.

The indenture governing the Notes contains covenants which, subject to certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create certain liens on the assets of the Company or its subsidiaries. Upon a change of control, the indenture requires the Company to make an offer to repurchase the Notes at 101% of the principal amount, plus accrued interest. The indenture allows the Company to redeem the Notes at redemption prices of 105.5%, 103.5% and 100.0% of the principal amount during the 12-month period beginning on October 1 of the years 2006, 2007 and 2008 and thereafter, respectively.

In October 2005, the Company entered into a $10,000 secured revolving credit facility. The credit facility matures in August 2009. The interest rate for any advances under the credit facility is a floating rate based, at the Company’s option, on either the lender’s prime rate plus 0.25% or the LIBOR, plus 2.25%. As of the date of this joint proxy statement/prospectus there were no advances under the credit facility. The facility is secured by a first priority security interest in substantially all of the Company’s assets, including the stock of our subsidiaries. Unamortized debt issuance fees related to the Notes and revolving credit facility are being amortized through the maturity date of October 1, 2009 and were $3,625 as of September 30, 2006.

5.	Commitments and Contingencies

The deregulation of the telecommunications industry, the implementation of the Telecommunications Act of 1996 (“Telecom Act”) and the distress of many carriers in the wake of the downturn in the telecommunications industry have involved numerous industry participants, including the Company, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over many issues important to the financial and operational success of the Company. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements the Company may enter into, operating performance obligations, inter-carrier compensation, access rates applicable to different categories of traffic, including traffic originating from or terminating to cellular or wireless users, the jurisdiction of traffic for inter-carrier compensation purposes, the services and facilities available to the Company, the price the Company will pay for those services and facilities and the regulatory treatment of new technologies and services. The Company anticipates that it will continue to be involved in various disputes, lawsuits, arbitrations and proceedings over these and other material issues. The Company anticipates also that further legislative and regulatory rulemaking will occur—on the federal and state level—as the industry becomes subject to a greater degree of deregulation and as the Company enters new markets or offers new products. Rulings adverse to the Company, adverse legislation, new regulations or changes in governmental policy on issues material to the Company could have a material adverse effect on the Company’s financial condition or results of its operations. Revenue recognized and amounts recorded as allowances for doubtful accounts in the accompanying financial statements have been determined considering the impact, if any, of the items described below. Currently, the Company is involved in several legal and regulatory proceedings including the following, which, if resolved unfavorably to the Company, could have a material adverse effect on US LEC’s results of operations, cash flow and financial position.

Proposed Reduction and Unification of Rates for Access, Local and ISP-bound Traffic—On July 24, 2006, the National Association of Regulatory Commissioners’ Task Force on Intercarrier Compensation filed a comprehensive proposal in the FCC open proceeding on intercarrier compensation that provides a plan to reduce and unify interstate and intrastate, originating and terminating, intercarrier compensation—both access charges and reciprocal compensation, the so-called “Missoula Plan.” The FCC has placed the Missoula Plan on public notice for comment, and the pleading cycle currently ends on November 9, 2006. Under the Missoula Plan, the RBOCs, non-rural ILECs, CMRS providers, and CLECs like US LEC (“Track I Carriers”), rates for terminating interstate and intrastate access and reciprocal compensation traffic (including ISP-bound and VoIP traffic) would be unified in the third year of the Plan at $.0007 per minute, which is a significant reduction to the access and reciprocal compensation (non ISP-bound traffic) rates currently charged and collected by the Company. Originating interstate and intrastate access rates would also be reduced under the Plan. In addition, the interconnection architecture of the Company may be revised under the Plan, which may have an impact on its cost of interconnection facilities. The Company cannot predict the outcome of this proceeding, but if the FCC were to adopt the Missoula Plan for all traffic or otherwise change its rules on intercarrier compensation, it could have an adverse impact on the Company’s ability to bill carriers for reciprocal compensation (including compensation for ISP-bound traffic) and access charges and could have a material adverse effect on US LEC’s results of operations, cash flow and financial position. The Company does not expect the Plan, if it is adopted without any modifications, to become effective any earlier than mid-2007.

Access Revenues—On April 27, 2001, the Federal Communications Commission (“FCC”) released its Seventh Report and Order and Further Notice of Proposed Rulemaking (the “Seventh Report and Order”) in which it established a benchmark rate at which a CLECs’ interstate access charges would be presumed to be reasonable and which CLECs could impose on IXCs. Several requests for reconsideration were filed addressing various aspects of the Seventh Report and Order. The FCC resolved those requests in the Eighth Report and Order and Fifth Order on Reconsideration released on May 18, 2004 (“Eighth Report and Order”) in ways that, except as noted below, do not affect the Company. In the Eighth Report and Order, the FCC announced a prospective rule that confirmed a CLEC’s right to bill for calls from other than its own end users as long as it bills only for the components of the access service that it provides. Addressing prior billings for wireless traffic as requested in the Company’s Petition, the FCC made it clear that it had not been unreasonable for a CLEC to bill an IXC at the benchmark rates provided that the CLEC’s charges were otherwise in compliance with and supported by its tariff, and the wireless carrier had not separately billed the IXC for those services.

The Seventh Report and Order provides some certainty as to the Company’s right to bill IXCs for interstate access at rates at or below the FCC-set benchmark rate even though, up until July 24, 2004, those rates might have been above those tariffed by the ILECs. Notwithstanding the apparent certainty created by the Seventh Report and Order, its effect on the Company continues to depend on how it is interpreted and enforced. Carrier access revenue, including revenue for traffic originating from wireless carriers’ end users, accounted for approximately 9% of the Company’s revenue for the year ended December 31, 2005 and approximately 7% for the nine months ended September 30, 2006. If the Seventh Report and Order and/or the Eighth Report and Order is interpreted or enforced in a manner adverse to the Company, such result could have a material adverse effect on it.

The FCC has an open proceeding to address rules for intercarrier compensation that could result in changes to current rules governing what traffic is compensable by means of access charges and at what rates, and is considering adoption of the recently filed Missoula plan discussed in the Proposed Reduction and Unification of Rates for Access, Local and ISP-bound traffic. If the Missoula Plan were to be adopted, or the FCC were to otherwise change its policy concerning the ability of CLECs to recover access charges, the ability of the Company to bill and recover access charges could be adversely affected and could result in a material adverse impact on the Company.

Notwithstanding the prospective nature of the Eighth Report and Order, several IXCs continued to dispute interstate and intrastate access charges that the Company billed them for wireless traffic, with some electing to withhold current payments, in whole or in part, pending resolution of their disputes. Litigation that existed as of June 30, 2006 with Qwest has been resolved by agreement of the parties as of August 4, 2006. The agreements provide for a mutual release by the parties for any claims arising from the disputed billing for wireless-originated interstate and intrastate toll free traffic, and a one-time $3,000 cash payment by the Company made during the third quarter of 2006. The Company also agreed to order telecommunication services from Qwest, between August 1, 2006 and November 30, 2009 (unless US LEC meets the purchase commitment earlier), at volume levels and rates comparable to those that existed in the past with Qwest and at prices comparable to other national carriers. The Company would be subjected to substantial penalties in the event of early termination of its commitment or in the event it fails to order the agreed upon annual commitment during the term. It is not expected that the purchase commitment will require the Company to order or pay more than it otherwise would have ordered from or paid to third party carriers during this same period of time. Finally, the agreements establish a framework for prospective billing and collection of invoices for access charges from the Company to Qwest for intrastate wireless toll free traffic. Going forward, the Company expects to receive payment from Qwest on a timely basis with no further dispute on settled issues. The terms of the agreement were in accordance with the Company’s previous accounting treatment and no additional adjustments were required as a result of the agreement.

Litigation with Qwest, MCI and a similar dispute with Sprint that existed as of December 31, 2005 were resolved by agreement of the parties in 2006. The settlements resulted in a cash receipt by the Company of approximately $9,000 in the first quarter of 2006 and a cash payment by the Company of $3,000 in 2006. Going forward, the Company expects to receive payments from these carriers on a timely basis with no further disputes on the settled issues. The Company took a one-time, non-cash charge of approximately $23,300 in the fourth quarter of 2005 after taking into account prior reserves and the impact of these settlements.

In light of the general conditions prevailing in the telecommunications industry, there is a risk of further delinquencies, nonpayment or bankruptcies by other telecommunications carriers that owe outstanding amounts derived from access and facility revenues we have billed. Such events, in the aggregate, could have a material adverse effect on the Company’s performance in future periods. We are unable to predict such events at this time.

The regulatory treatment of VoIP could affect the Company’s ability to collect access charges, especially to the extent that in the future VoIP becomes a more significant voice service technology in the telephone network. In February 2004, the FCC initiated a proceeding to address the appropriate regulatory framework for VoIP providers. Currently, the status of VoIP service as either a telecommunications service or an information service is not clear, although a report issued by the FCC in 1998 suggests that some forms of VoIP may constitute “telecommunications services.” Additionally, in a recent order, the FCC determined, on an interim basis, that interconnected VoIP providers would be required to contribute to the Universal Service Fund similar to other telecommunication service providers. Long distance telecommunications services that originate or terminate on the traditional telephone network are subject to access charges. The FCC is additionally considering a number of separate petitions filed by ILECs and others specifically concerning whether VoIP is subject to access charges. Our ability to collect access charges could be materially affected if the FCC determines that VoIP or some types of VoIP should not be subject to access charges to the extent any traffic upon which the Company currently, or could potentially in the future, impose access charges is VoIP. Our obligation to pay other carriers access charges for VoIP services that we provide could also be affected by the FCC’s consideration of VoIP regulatory issues. We cannot predict the outcome of the FCC’s VoIP proceedings; however, if the FCC were to adopt the Missoula Plan (discussed above), VoIP traffic would be treated in the same manner as telecommunications traffic and be subject to either access charges or reciprocal compensation based on comparing the calling party’s telephone number to the called party’s telephone number to determine if the telephone numbers are assigned to the same local calling area or are either intratstate interexchange or interstate traffic.

Reciprocal Compensation—On April 27, 2001, the FCC released an Order on Remand and Report and Order (the “Remand Order”) addressing inter-carrier compensation for traffic terminated to ISPs. The interpretation and enforcement of the Remand Order has been, and will likely continue to be, an important factor in the Company’s efforts to collect reciprocal compensation for ISP-bound traffic. In the Remand Order, the FCC addressed a number of important issues, including the rules under which carriers are to compensate each other for traffic terminated to ISPs and the rates applicable for ISP-bound traffic as well as traffic bound to other customers.

While the Remand Order provides greater certainty about the Company’s right to bill for traffic terminated to ISPs, the effect of the Remand Order on the Company will depend on how it is interpreted and enforced. In particular, there are uncertainties as to whether the limitations on growth of ISP traffic in the Remand Order, which was subsequently removed, will survive legal challenge.

On May 3, 2002, the D.C. Circuit rejected the FCC’s legal analysis in the Remand Order and remanded the order to the FCC for further review (the “Second Remand”), but the D.C. Circuit did not vacate the Remand Order. As such, the ISP compensation structure established by the FCC in the Remand Order remains in effect. It remains unclear whether, how or when the FCC will respond to the Second Remand, and how the Remand Order will be interpreted in light of the Second Remand.

On October 8, 2004, the FCC adopted an order in response to a July 2003 Petition for Forbearance filed by Core Communications (“Core Petition”) asking the FCC to forbear from enforcing the rate caps, growth caps, new market rules and mirroring rules of the Remand Order. The FCC granted the Core Petition with respect to growth caps and the new markets rule, but denied the Petition as to the rate caps and mirroring rules (“Core Order”). In a decision dated June 30, 2006, the D.C. Circuit upheld the FCC’s grant of forbearance on enforcement of the growth caps and new market rules of the Remand Order and the FCC’s denial of forbearance on enforcement of the rate caps and mirroring rules of the Remand Order. The Court’s decision allows the Company to continue to collect intercarrier compensation for ISP-bound traffic in new markets and without regard to growth caps, if permitted pursuant to the terms of its interconnection agreements.

If the Remand Order or the Second Remand or the Core Order were to be interpreted in a manner adverse to the Company on all or any of the issues, or if the Remand Order is modified as a result of the Second Remand or other pending or new legal challenges, it could have a material adverse effect on the Company’s ability to collect intercarrier compensation for ISP-bound traffic.

The FCC has an open proceeding to address rules for intercarrier compensation that could result in changes to current rules governing what traffic is compensable and at what rates, including compensation for traffic to ISPs, so it remains unclear at this time whether or how the Remand Order or the Core Order will be interpreted and enforced. Although reciprocal compensation accounted for only 2% of the Company’s revenue for the nine months ended September 30, 2006, if the FCC were to adopt the Missoula Plan (discussed above) for all traffic, and if such changes were approved by the courts, it could have an adverse impact on the Company’s ability to bill carriers for reciprocal compensation and access charges. The FCC’s resolution of the regulatory status of VoIP could affect the Company’s ability to participate in receipt or payment of reciprocal compensation for VoIP calls. The Company cannot predict the FCC’s resolution of its consideration of VoIP regulatory issues or decision in the intercarrier compensation proceeding.

Forbearance Petitions—In a Petition for Forbearance filed with the FCC on December 20, 2004, Verizon asked the FCC to forbear Title II regulations of standalone broadband services, such as ATM, Frame Relay and similar packet-switched services. Under Section 10 of the Act, if the FCC fails to act upon a petition for forbearance within the statutory period, the petition is deemed granted. March 19, 2006 was the date on which the petition was required to be acted upon, or it would be deemed granted. On March 20, 2006, the FCC issued a Public Notice in which it announced that no action was taken on the Verizon petition and it was deemed granted. With the grant of forbearance, the services affected by the grant are no longer required to be offered under the terms, conditions and rates set forth in the tariffs on file with the FCC nor would the Title II sections of the Act that require Verizon to offer these service at just and reasonable rates and in a non-discriminatory manner be applied to the offering of these services. The Company purchases certain of the affected services from Verizon and is in discussions with Verizon as to the impact on the current terms, conditions and rates on these services due to the grant of the petition. AT&T, BellSouth, Qwest and Sprint recently filed similar petitions for forbearance, with AT&T asking that the FCC take action on its petition within 60 days rather than waiting the statutory period available to the FCC. The FCC has quickly placed all these petitions on public notice for comment, with the pleading cycle ending on August 31, 2006. The Company anticipates that the FCC will take action on these petitions prior to the end of 2006. The Company cannot predict the impact, if any, the grant of these petitions and similar ones will have on the Company’s network expenses; however, if the rates, terms and conditions associated with the current service subject to the petition are negotiated adverse to the Company, it could have a material adverse effect on the Company.

On or about September 6, 2006, Verizon filed six petitions for forbearance—each petition identified a different MSA—in which Verizon seeks similar regulatory relief as granted by the FCC to Qwest in the Omaha Forbearance Order, 20 FCC Rcd 19415 (2005) (“Qwest Order”). In the Qwest Order, the FCC granted Qwest forbearance from the obligation to provide unbundled loops and dedicated transport pursuant to 251(c)(3) in those portions of the Omaha MSA where a facilities-based competitor (Cox Cable) had substantially built out its network. In addition, the FCC also decided to forbear from applying certain dominant carrier regulation to Qwest’s provision of mass market switched access and broadband services in Qwest’s service territory. Of the six MSAs subject to the petitions, US LEC provides local exchange services in four of them—Virginia Beach MSA; Pittsburgh MSA; Philadelphia MSA; and, New York MSA. The other two MSAs are Boston MSA and Providence MSA. The FCC has established a pleading cycle ending January 26, 2007. In addition, several competitive LECs have filed motions in the proceeding which have also been placed on public notice for comment, with the pleading cycle ending on November 6, 2006. Grant of the petitions could have an adverse affect on the Company’s ability to obtain unbundled loops and transport in the applicable MSAs, and may result in BellSouth, Sprint and other ILECs filing similar petitions as well as Verizon targeting other MSAs in which the Company provides service.

Legislation—Periodically, legislation has been introduced in Congress to alter or amend the Telecom Act, which opened local telephone markets for competition and outlines many of the ground rules pursuant to which ILECs and CLECs operate with respect to each other. Additional efforts are underway to alter, amend or re-write the Telecom Act, with bills having been introduced in both the House and Senate that are aimed at further relaxing the regulation of ILECs and at creating new frameworks to govern the provision of so-called broadband services. The Company cannot predict whether or when any particular piece of legislation will become law or how the Telecom Act might be modified. The passage of legislation amending the Telecom Act could have a material adverse effect on the Company’s future operations and its future financial results.

Similarly, some ILECs have introduced legislation in various state legislatures aimed at minimizing or eliminating entirely the extent to which those ILECs are regulated by state PUCs. The Company anticipates that additional efforts will be made in the state legislatures to alter or amend the oversight of ILECs and ILEC services in those states. The Company cannot predict whether any particular piece of legislation will become law and how it will impact the provision of telecommunications in a particular state. The passage of legislation altering PUCs’ jurisdiction over ILECs in any number of states could have a material adverse effect on the Company’s future operations and its future financial results.

Interconnection Agreements with ILECs—The Company has agreements for the interconnection of its networks with the networks of the ILECs covering each market in which US LEC has installed a switching platform. US LEC may be required to negotiate new interconnection agreements as it enters new markets in the future. In addition, as its existing interconnection agreements expire, it will be required to negotiate extension or replacement agreements. The Company concluded interconnection arbitrations with Verizon in 2002 in order to obtain new interconnection agreements on terms acceptable to the Company. The Company has filed new agreements in several Verizon states based on the decisions of the PUCs in those states. In February 2004, Verizon filed petitions with several state commissions asking those commissions to arbitrate the terms of an amendment to its interconnection agreements addressing the triennial review order (“TRO”), and subsequently amended the petitions asking those commissions to address the terms of the Triennial Review Remand Order (“TRRO”) in the arbitrations as well. Verizon has asked each commission to consolidate arbitrations against a number of CLECs and CMRS carriers, including US LEC. The Company has received a decision in each of TRRO arbitration cases in the proceedings in which it actively participated, has filed a brief in two states to have the applicable commission determine the final language of a conforming amendment with Verizon, is awaiting a decision of one commission on a petition for reconsideration filed by Verizon, and is negotiating a conforming amendment with Verizon based on the fourth commission’s order. There can be no assurance that the Company will successfully negotiate, successfully arbitrate or otherwise obtain such additional agreements or amendments for interconnection with the ILECs or renewals of existing interconnection agreements on terms and conditions acceptable to the Company.

Interconnection with Other Carriers—The Company anticipates that as its interconnections with various carriers increase, the issue of seeking compensation for the termination or origination of traffic whether by reciprocal arrangements, access charges or other charges will become increasingly complex. The Company does not anticipate that it will be cost effective to negotiate agreements with every carrier with which the Company exchanges originating and/or terminating traffic. The Company will make a case-by-case analysis of the cost effectiveness of committing resources to these interconnection agreements or otherwise billing and paying such carriers. The Missoula Plan, if adopted, will facilitate carriers obtaining interim interconnection arrangement with other carriers to enable the requesting carrier to bill the other carrier for intercarrier compensation, which may have an adverse affect on the Company’s cost of services.

Other Litigation—We are involved, and expect to continue to be involved, in other proceedings arising out of the conduct of the Company’s business, including litigation with other carriers, employment related lawsuits and regulatory proceedings. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and business prospects.

6.	Stockholders’ Deficiency

Stock Option Plan—In January 1998, the Company adopted the US LEC Corp. 1998 Omnibus Stock Plan (the “Plan”). The Plan was amended in May 2005 to increase by 2,000 the number of shares issuable under the Plan. Under the amended Plan, 7,000 shares of Class A Common Stock have been reserved for issuance for stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards. As of September 30, 2006, 1,125 stock options were available for grant under the amended Plan. Options granted under the Plan are at exercise prices determined by the Board of Directors or its Compensation Committee. For incentive stock options, the option price may not be less than the market value of the Class A common stock on the date of grant (110% of market value for greater than 10% stockholders).

In February 2006, the Company announced the 2006 Exchange Offer, which expired on March 27, 2006. Immediately following the expiration, the Company accepted for exchange eligible options tendered to it for 3,721 shares of US LEC class A common stock and canceled all of these eligible options. Options covering a total of 4,321 shares were eligible for exchange in the 2006 Exchange Offer. The Company granted new options covering 3,721 shares with an exercise price of $2.08 per share, the average closing price per share of US LEC’s common stock on the NASDAQ National Market for the five consecutive trading days immediately before the date the new options were granted.

Employee Stock Purchase Plan—The Company established an Employee Stock Purchase Plan (the “ESPP”) in September 2000 covering 2,000 shares of Class A Common Stock. The ESPP was amended in May 2005 to increase to 3,000 the number of shares issuable under the ESPP. Under the ESPP, employees may elect to invest up to 10% of their compensation in order to purchase shares of the Company’s Class A Common Stock at a price equal to 85% of the market value at either the beginning or end of the offering period, whichever is less. As of September 30, 2006, 278 shares were available for issuance under the ESPP.